EXHIBIT 99.1


                       Secured Digital Applications, Inc.
            Reports Seventh Consecutive Quarter of Positive Earnings

                    First Quarter 2004 Earnings Increase 185
                        Percent Over Same Period of 2003

                          Revenues Increase 25 Percent


     NEW YORK--(BUSINESS WIRE)--May 17, 2004--Secured Digital Applications, Inc. (OTCBB:SDGL) today reported that its net income for the quarter ended March 31, 2004 was $163,300 an increase of more than 185 percent when compared to the net earnings of $57,220 for the same period of 2003. The results were reported in the Company's Form 10-QSB filed May 14, 2004 with the Securities and Exchange Commission.
    Revenues for the three months ended March 31, 2004 were $4.48 million compared to $3.58 million for the three months ended March 31, 2003, a 25 percent increase.
    The improvement in revenues and earnings is attributed to a continued increase in fees earned from the production of multimedia programs and project consulting services. Sales and marketing expenses decreased by $7,705, or 62 percent, to $4,697 for the three months ended March 31, 2004 compared to $12,402 for the three months ended March 31, 2003. The decrease was primarily due to lower marketing expenses incurred to promote the Company's business of developing and producing multimedia programs and provision of design and consulting services for interactive website development.
    General and administrative expenses were $336,614 for the three months ended March 31, 2004, compared to $207,251 for the three months ended March 31, 2003, an increase of $129,363 or 62 percent. Included in general and administrative expenses for 2004 were expenses of $91,840 incurred by the Asiaco subsidiaries. Excluding expenses incurred by the Asiaco subsidiaries, general and administrative expenses for 2004 would have been $244,774. Therefore, normal and recurring general and administrative expenses increased by $37,523 or 18 percent for the three months ended March 31, 2004. The increase was mainly attributable to higher expenses incurred for public relations services and higher professional fees.
    For the quarter ended March 31, 2004, the Company generated net cash of $74,727 from its operating activities as compared to net cash generated of $10,644 from operating activities for the comparable period of 2003.
    This press release should be read in conjunction with Company's Form 10-QSB with the Securities and Exchange Commission for the period ended March 31, 2004.



                                              Quarter Ended March 31
                                                 2004           2003
                                            (Unaudited)   (Unaudited)

Revenues                                     $4,477,122    $3,582,053
Gross Profit                                    416,422       287,415
Sales and Marketing                               4,697        12,402
General and Administrative                      336,614       207,251
Net Income                                      163,300        57,220

Earnings per share                                  (*)           (*)

Basic and Diluted Weighted Average Shares
 Outstanding                                 98,228,899    98,753,677

(*) Less than $0.01 per share



    About Secured Digital Applications:

    Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development, integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems and the development of Web based interactive multimedia content. The group is also involved in the sale of the EyStar SmartHome Console, broadband modems and IP cameras. For more information, please visit www.digitalapps.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements.

    Morris Capital Markets Communications LLC provides investor relations and financial communications services to the Company. As such Morris Capital Markets Communications LLC and/or its officers receives only cash remuneration for its services in compliance with the National Investor Relations Institute Standard of Practice and SEC regulations.

    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
              or
             Morris Capital Markets Communications LLC
             Barry L. Morris, 212-687-9707
             bmorris@morriscapmarkets.com